Exhibit 99.2

September 2014

2 This presentation contains forward-looking statements that involve risks and uncertainties and are made pursuant to the Private Securities Litigation Reform Act of 1995, including those regarding our proposed acquisition of Nexage, the combined company’s forecasted financial results, anticipated reach, capabilities and opportunities for the combined company, expected benefits to advertisers and developers and market opportunities. These statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all; the satisfaction of conditions to completing the transaction, including the ability to secure regulatory approvals and approval by Millennial Media’s stockholders of the issuance of shares in connection with the proposed acquisition; the risk that, even if it is completed, we may not realize the expected benefits from the acquisition; the ability of Millennial Media to successfully integrate Nexage’s business if the acquisition is completed; and other risks described in Millennial’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://investors.millennialmedia.com. All forward-looking statements are based on information available to us as of the date hereof, and Millennial Media does not assume any obligation and does not intend to update any forward-looking statements, except as required by law. Forward Looking Statements

Advertising Spend is Moving to Mobile 3 Source: BI Intelligence US Mobile Advertising as Percentage of All US Digital Advertising 45% 40% 35% 30% 25% 20% 15% 10% 5% 0% 10% 14% 21% 28% 34% 39% 2013 2014E 2015E 2016E 2017E 2018E

Market is Moving To Programmatic 4 Percentage of All Display Related Media Transactions Source: eMarketer. 2014 and future year percentages are estimates. 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2011 2012 2013 2014 2015 2016 2017 RTB Non-RTB Programmatic Non-Programmatic

mmdmp 5 | Brand Agency Trading Desks | Performance Publisher Developer/SDK Networks outsourced important & missing piece Millennial Media’s Platform Vision A full-stack marketplace that supports managed and programmatic buying & selling Advertisers Agencies Exchange Agency Trading Desks DSPs Programmatic Buyers PROGRAMATTIC BUYERS IO BASED BUYERS

 Nexage Acquisition 6 Proposed Combined Company Platform Nexage acquisition will bring critical components in-house | Brand Advertisers Agencies Exchange Agency Trading Desks DSPs Programmatic Buyers | Performance PROGRAMATTIC BUYERS IO BASED BUYERS Publisher Developer/SDK Networks Nexage Acquisition + + Capturing spend from programmatic buyers Controlling the last mile mmdmp

Mobile Publisher 7 Mobile Ad Networks Mobile Ad Buyer Non-Programmatic is Crowded and Non-Differentiated OVERCROWDED

Mobile Publisher Mobile Ad Buyer + Mobile Ad Exchanges by Twitter 8 Mobile Programmatic: Few Options Opportunity to Become Leading Independent Exchange

Nexage Opportunity 9 Largest independent mobile exchange and SSP Founded in 2006 and headquartered in Boston 60+ billion monthly ad impressions and growing at 10% per month 30% of spend is through private exchanges, and growing First-to-market with mobile RTB and mobile private exchanges RTB represents 69% of spend on the Nexage platform, and growing Advanced programmatic direct solutions Supports all ad types: native, interstitial, rich media, and video Deep relationships with premium publishers and top-tier buyers Access to first look inventory and premium impressions via SSP Leads to robust fill rates and eCPM relative to market First-to-market with exchange-based data solution Integrates first- and third-party data Platform enables cookie-less targeting / retargeting

Exchange Fill Rate (%) Exchange eCPM ($) Achieved Through: Increased targetability with SDK distribution Access to every third party demand source (programmatic and networks) Achieved Through: Higher quality impressions through Nexage’s first look Auction pressure from MM’s in-house demand Creating Strategic Value for Millennial Media MM demand + Nexage third party demand will create powerful monetization platform 10

$300m+ IO based demand Access to programmatic demand Access to networks via yield mgmt 11 Sample Pitch: Standalone Independent Platform Scaled alternative to Facebook, Google, and Twitter Monetization Data Management “We are the leading independent monetization platform with access to every demand source.” “You can trust us with your data. We help manage it, and enrich your impressions with 3rd party data.” App contains MM Super SDK; which talks to all other SDKs Example publisher

Transaction Overview 12 Consideration: Total purchase price of approximately $107.5 million, on a cash-free and debt-free basis, for 100% of the vested and unvested equity of Nexage Approximately $22.5 million in cash and $85 million in stock* Existing shareholders of Nexage to receive approximately 37 million newly issued Millennial Media shares based on a price of $2.21 per share of Millennial Media common stock** Implies approximately 26% ownership for Nexage shareholders on a Pro Forma combined basis, based on issued and outstanding shares Governance: Nexage to nominate one representative to Millennial Media’s Board of Directors Timetable: Expected to close in Q4 2014 Closing Conditions: Millennial Media shareholder approval of issuance of shares Regulatory approvals Other customary closing conditions *The precise mix of cash and stock is subject to certain adjustments. **Based on the volume weighted average trading price per share of Millennial Media common stock during the fifteen (15) trading days immediately up to and including September 16, 2014.

Financials - 4 -

Financial Overview Notes: All numbers are unaudited. MM 2013 figures are on a Pro Forma Combined (PFC) basis, inclusive of Jumptap. Nexage figures are preliminary and unaudited. Nexage and combined company PFC Gross Margin % figures are derived from Gross/Managed Revenue. Pro Forma Combined (PFC) revenue is net of intercompany revenue Combined company PFC Gross Margin % would be 42.8% if based on combined company PFC Net Revenue See slide 16 for components of AEBITDA and reconciliation to GAAP net loss 14

Synergy Expectations and Integration Cost Summary Synergies: Expected revenue synergies of approximately $20 million - $25 million in 2015, $50 million - $60 million in 2016 Expected revenue synergies from increased exchange fill rates and higher eCPMs Expected AEBITDA synergies of approximately $2 million - $4 million in 2015, $9 million - $11 million in 2016 Integration & Transaction Costs: Expected one-time transaction and integration costs of approximately $3 million 15

AEBITDA Reconciliation 16 Notes: * MM 2013 figures are Pro Forma Combined (PFC), inclusive of Jumptap ** Nexage figures are preliminary

17 Millennial Media Overview Appendix

18 650MM monthly unique worldwide users 170MM monthly unique U.S. users 60,000 apps enabled on our platform 58MM cross-screen user profiles + + + + Key office locations Moving the Market As a long-standing leader in mobile innovation, Millennial Media is strategically positioned to execute on this massive market opportunity with global scale 650MM active user profiles + Source: Millennial Media Internal Data

19 Demand Side Platform Scale: manage media buys and access inventory across multiple exchanges (4B+ daily) Efficiency: streamline operations with a single UI for campaign management and reporting Data & Algorithms: manage 1st and 3rd party data and algorithms to target precise audience characteristics A media buying platform and marketing dashboard that utilizes the unique capabilities of mobile to deliver more informed decision making and drive optimal results across all digital media

20 Data Management Platform A unifying cross-device audience intelligence platform that captures, organizes and activates data from any source to deliver hyper-efficient and relevant mobile-first advertising campaigns and audience insights Audience: Private pool ID, Custom Segments, First + Third Party Data Data Ingestion: PC Cookie Bridging, CRM Onboarding, Online Site Visitors Data Delivery: API Feed, Format Customization, Tailored Delivery Profiles: 650+ million user profiles, and over 58 million cross-screen profiles

21 Mobile Ad Exchange MMX offers demand side platforms, agency trading desks and third party ad networks the ability to buy advertising, on a real time basis, from Millennial Media’s vast mobile developer and publisher footprint The mobile advertising exchange Access to more than 350 DSPs, agency trading desks, and ad networks as well as Millennial Media demand In over 40 countries across Europe, Asia, and the Americas Innovative cross-screen and PMP executions

Additional Information 22 Additional Information about the Proposed Acquisition and Where You Can Find It Millennial Media, Inc. (“Millennial”) plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of Millennial to be held for the purpose of voting on the issuance of the shares of Millennial common stock to be issued in connection with the proposed acquisition (the “Shares”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE ISSUANCE OF THE SHARES CONTEMPLATED BY THE PROPOSED ACQUISITION, MILLENNIAL SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Millennial with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Millennial may obtain free copies of the documents filed with the SEC by contacting Millennial’s Investor Relations department at (410) 522-8705, or Investor Relations, Millennial Media, Inc., 2400 Boston Street, Suite 201, Baltimore, Maryland 21224. You may also read and copy any reports, statements and other information filed by Millennial with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Interests of Certain Participants in the Solicitation Millennial and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Millennial in favor of the proposed transaction. A list of the names of Millennial‘s executive officers and directors, and a description of their respective interests in Millennial, are set forth in the proxy statement for Millennial’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2014, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. If and to the extent that executive officers or directors of Millennial will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this filing, the details of such benefits will be described in the proxy statement and security holders may obtain additional information regarding the interests of Millennial’s executive officers and directors in the proposed transaction by reading the proxy statement when it becomes available.